EXHIBIT 99.1

DAVIDsTEA Reports Fourth Quarter and Full Year Fiscal 2020 Financial Results

➢	Fourth quarter revenues of $40.2 million with 96% increase in e-commerce and wholesale sales
➢	Adjusted EBITDA of $5.4 million in the quarter and $9.7 million for the full year
➢	Cash of $30.2 million at quarter-end
➢	Restructuring activities ongoing and court order extended until June 4, 2021

MONTREAL, April 30, 2021 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces its fourth quarter and full year results for the period ended January 30, 2021.

“As a more agile organization, DAVIDsTEA can now rapidly align its business strategies with evolving consumer preferences. In a very short period, we have successfully pivoted to a digital first organization, as we continue to connect with our customers in new ways. We remain focused on expanding our omnichannel fulfillment capabilities in our retail locations, our subscription community and our service capacity with virtual tea guides online. Our ongoing transformation is best exemplified by online sales now representing over 80% of annual sales compared to only 22% in 2019. A continued focus on tea excellence, innovation and product development are key to our ability to retain our loyal customers as well as attract new audiences of tea consumers. While we are proud of what we have achieved as a team to date, we remain cognizant of the ongoing challenges of a transformation that is underway, but not yet completed. We are committed to a sustainable future for our beloved brand and tea community,” said Sarah Segal, Chief Executive Officer and Chief Brand Officer.

“We are pleased with our results as the fourth quarter marks our third consecutive quarter of positive Adjusted EBITDA. We have made significant progress in our drive to stabilize DAVIDsTEA by playing to our core strengths and strengthening the foundation of our business. The continued migration of sales to a virtual experience and shifting to best-in-class customer service execution are essential to our success, and our reduced retail footprint complements our expanding online and wholesale business. The formal restructuring process under the CCAA continues and was recently extended until the beginning of June. Negotiations and an agreement with creditors remain the critical next step for DAVIDsTEA,” said Frank Zitella, President, Chief Financial and Operating Officer.

Operating Results for the Fourth Quarter of Fiscal 2020

Three Months Ended January 30, 2021 compared to Three Months Ended February 1, 2020

Sales. Sales decreased 45.3% to $40.2 million from $73.5 million in the fourth quarter of Fiscal 2019. On March 17, 2020, in response to the COVID-19 pandemic, the Company temporarily closed all its retail stores in Canada and the United States, and subsequently, as part of its formal Restructuring Plan, exited all of its brick and mortar stores except for 18 Canadian stores which were reopened on August 21, 2020. Accordingly, brick and mortar sales for the quarter declined when compared to the prior year quarter by $50.5 million or 90.7% to $5.2 million. Sales from e-commerce and wholesale channels increased by $17.1 million or 95.9% to $35.0 million, from $17.9 million in the prior year quarter. E-commerce and wholesale sales represented 87.1% of sales compared to 24.3% of sales in the prior year quarter.

Gross Profit. Gross profit of $15.6 million for the three months ended January 30, 2021 decreased by $23.4 million or 60.0% from the prior year quarter due primarily to a decline in sales during the period. As the Company pivots to a digital-first strategy, the cost of delivery and distribution that is included in arriving at gross profit will compare unfavorably to prior periods that were predominantly focused on retail sales distribution. The significant increase in e-commerce sales resulted in an increase of $1.7 million in delivery and distribution costs, thereby negatively impacting gross profit percentage. As a result, gross profit as a percentage of sales declined to 38.9% for the three-month period ended January 30, 2021 from 53.1% in the prior year quarter. We expect that the increased cost to deliver online purchases will be less than the selling expenses incurred in a brick and mortar environment that have been historically included as part of Selling, general and administration expenses.

Selling, General and Administration Expenses (“SG&A”). Selling, general and administration expenses decreased by $34.5 million or 76.5% to $10.6 million in the three months ended January 30, 2021 from the prior year quarter. Excluding the impact of the $1.1 million wage subsidy received under the Canadian government COVID-19 Economic Response Plan in Fiscal 2020, and the impact in Fiscal 2019 of the impairment of property and equipment and right-of use assets amounting to $10.7 million, Adjusted SG&A decreased by $22.7 million to $11.6 million. In connection with our Restructuring Plan, we terminated the leases for all of our stores in North America except for 18 Canadian stores which reopened on August 21, 2020. As a result, wages, salaries and employee benefits were reduced by $13.9 million, and we realized a reduction of $3.5 million in amortization expenses due to a lower right-of-use asset value at the beginning of the period. Adjusted SG&A as a percentage of sales in the quarter decreased to 28.9% from 46.7% in the prior year quarter.

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Results from Operating Activities. Loss from operating activities was $27.2 million as compared to a loss of $6.0 million in the prior year quarter. Excluding the impact of the Restructuring Plan announced on July 8, 2020, the wage subsidy received from the Canadian government under the COVID-19 Economic Response Plan, the impact of the impairment of property and equipment and right-of-use assets and the loss on disposal of property and equipment, Adjusted operating income amounted to $4.0 million in the three-month period ended January 30, 2021 compared to $4.8 million in the prior year quarter. This resulting decrease of $0.8 million is explained by a reduction of the gross profit of $23.4 million, partially offset by a reduction in wages, salaries and employee benefits from stores and head office, amounting to $13.9 million, a reduction of $3.5 million in amortization expense due to a lower right-of-use asset value at the beginning of the period, and a reduction of other brick and mortar selling expenses of $3.9 million.

Finance Costs. Finance costs amounted to almost nil in the three months ended January 30, 2021, a decrease of $1.4 million from the prior year quarter. The interest expense relates to the accounting for lease liabilities with variable lease arrangements and has decreased from the prior year quarter.

Finance Income. Finance income of almost nil is derived mainly from interest on cash on hand and has decreased slightly $0.2 million from the prior year quarter.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was negative $25.9 million in the quarter ended January 30, 2021 compared to a negative $1.1 million in the prior year quarter representing a decrease of $24.8 million over Fiscal 2019. Adjusted EBITDA for the quarter ended January 30, 2021, which excludes the impact of stock-based compensation expense, the impairment of property and equipment and right-of-use assets, the Restructuring plan activities, net, the wage subsidy received from the Canadian Government under the COVID-19 Economic Response Plan, and the loss on disposal of property and equipment amounted to $5.4 million compared to $10.0 million for the same period in the prior year. The decrease in Adjusted EBITDA, of $4.6 million, is an outcome of the decline in gross profit partially offset by the reduction in adjusted SG&A.

Recovery of Income Tax. Recovery of income tax amounted to nil compared to $1.5 million in the prior year quarter. The prior year recovery is due to an adjustment of the provision for uncertain tax provision.

Net Loss. Net loss was $27.2 million in the quarter ended January 30, 2021 compared to a Net loss of $5.7 million in the prior year quarter. Adjusted net income, which excludes the Restructuring plan activities, the subsidy received from the Canadian Government under the COVID-19 Economic Response Plan, the impairment of property and equipment and right-of-use assets, and the recovery for uncertain tax positions amounted to $4.0 million compared to $3.5 million in the prior year quarter. This $0.5 million improvement is driven by the same reasons mentioned above in “Results from operating activities”.

Fully Diluted Net Loss per Share. Fully diluted net loss per common share was $1.00 compared to a net loss of $0.21 in the fourth quarter of Fiscal 2019. Adjusted fully diluted net income per common share, which is Adjusted net income on a fully-diluted weighted average shares outstanding basis, was $0.15 per share compared to $0.13 per share in the same quarter of prior year.

Cash on Hand. At the end of the fourth quarter of Fiscal 2020, the Company had cash amounting to $30.2 million. Our cash position enables us to execute our strategy and invest further in funding working capital, transformative technology improvements and related infrastructure. Upon creditor acceptance of a Plan of Arrangement and ratification by the Court, we will have to fund the payment of this settlement amount from cash on hand as the Company does not have any credit facilities.

Operating Results for the Fiscal Year Ended January 30, 2021

Full Year Ended January 30, 2021 compared to Year Ended February 1, 2020

Sales. Sales for Fiscal 2020 decreased by 38.1%, or by $74.8 million, to $121.7 million from $196.5 million in Fiscal 2019. On March 17, 2020, in response to the COVID-19 pandemic, the Company announced the temporary closures of all its retail stores in Canada and the United States, and subsequently, as part of its Restructuring Plan, exited all of its brick and mortar stores except for 18 Canadian stores which were reopened on August 21, 2020. Accordingly, brick and mortar sales declined by $129.7 million or 84.1% when compared to the prior year. Sales from our e-commerce and wholesale channels increased $54.9 million or 129.8% to $97.2 million, from $42.3 million in prior year as we shifted to a digital first strategy to address consumers changing shopping habits. For Fiscal 2020, e-commerce and wholesale sales represented 79.9% of total sales as opposed to 21.5% in prior year.

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Gross Profit. Gross profit decreased by 54.2% and $58.8 million, to $49.7 million in Fiscal 2020 in comparison to Fiscal 2019 due primarily to a decline in sales during the year. Gross profit as a percentage of sales declined to 40.9% for the year ended January 30, 2021 from 55.3% in the prior year. As the Company pivots to a digital first strategy, the cost of delivery and distribution that is included in arriving at gross profit will compare unfavorably to prior periods that were predominantly focused on retail sales distribution. The significant increase in e-commerce sales during the year ended January 30, 2021 resulted in an increase of $11.0 million in delivery and distribution costs. We expect that the increased cost to deliver online purchases will be less than the selling expenses incurred in a brick and mortar environment that have been historically included as part of Selling, general and administration expenses.

Selling, General and Administration Expenses. SG&A decreased by $88.8 million or 65.7%, to $46.5 million in Fiscal 2020. Excluding the impact of the impairment of property and equipment and right-of-use assets, and the wage subsidy received from the Canadian Government under the COVID-19 Economic Response Plan in the year ended January 30, 2021 which amounted to $1.9 million, Adjusted SG&A decreased by $69.1 million for the year ended January 30, 2021. This is mostly explained by the closure of our stores effective March 17, 2020 and the reopening of 18 stores on August 21, 2020. As a result, wages, salaries and employee benefits were reduced by $45.1 million and we realized a reduction of $11.9 million in amortization expense due to a lower right-of-use asset value at the beginning of Fiscal 2020. As a percentage of sales, Adjusted SG&A decreased to 39.8% from 59.8% due to lower selling expenses resulting from the now permanent closure of our 206 stores effective March 17, 2020 and the reopening of 18 stores on August 21, 2020.

Results from Operating Activities. Loss from operating activities in Fiscal 2020 was $53.1 million as compared to a loss of $26.7 million in Fiscal 2019. Excluding the impact of the Restructuring plan activities, the impairment of property and equipment and right-of-use assets, the wage subsidy received from the Canadian Government under the COVID-19 Economic Response Plan, and the loss on disposal of property and equipment, Adjusted operating income of $1.3 million compared to a loss of $8.9 million in Fiscal 2019. This resulting improvement of $10.2 million is explained by reduction in wages, salaries and employee benefits, from stores and head office, amounting to $45.1 million and an $11.9 million reduction in amortization expense due to a lower right-of-use asset value at the beginning of Fiscal 2020, and a reduction of other selling expenses of $9.1 million, partially offset by the reduction of gross profit of $58.8 million.

Finance Costs. Finance costs amounted to $3.3 million in the year ended January 30, 2021, a decrease of $3.5 million from the prior year. The interest expense relates to lease liabilities and has decreased from the prior year due to the store closures and variable rent on remaining stores.

Finance Income. Finance income of $0.4 million is derived mainly from interest on cash on hand and has decreased slightly from $0.8 million in the prior year.

EBITDA and Adjusted EBITDA. EBITDA was negative $45.6 million in the year ended January 30, 2021 compared to negative $7.3 million in Fiscal 2019, representing a decrease of $38.2 million over Fiscal 2019. Adjusted EBITDA for the year ended January 30, 2021, which excludes the impact of stock-based compensation expense, the impairment of property and equipment and right-of-use assets, the Restructuring plan activities, the wage subsidy received from the Canadian Government under the COVID-19 Economic Response Plan, and the loss on disposal of property and equipment amounted to $9.7 million compared to $11.4 million in the same period in the prior year. The decrease in Adjusted EBITDA, of $1.7 million, is an outcome of the decline in gross profit partially offset by the reduction in SG&A.

Recovery of Income Tax. Recovery of income tax amounted to nil compared to $1.5 million in Fiscal 2019. The prior year recovery is due to the adjustment of the provision for uncertain tax provision. Our effective tax rates were nil and 4.6% in Fiscal 2020 and 2019, respectively. The effective tax rate decreased primarily from the increase of the unrecognized deferred income tax assets and an adjustment to the provision for uncertain tax position in the current year.

Net Loss. Net loss was $55.9 million in the year ended January 30, 2021 compared to a net loss of $31.2 million in the prior year. Adjusted net loss, which excludes the impact from the impairment of property and equipment and right-of-use assets, the Restructuring plan activities, the subsidy received from the Canadian Government under the COVID-19 Economic Response Plan, loss on disposal of property and equipment, and the recovery for uncertain tax position was a loss of $1.5 million compared to a loss of $14.9 million in the prior year. This $13.4 million improvement is driven by the same reasons mentioned above in Results from operating activities partially offset by lower recovery for uncertain tax position compared to the prior year.

Net Loss per Share. Fully diluted net loss per common share was $2.14 in Fiscal 2020 compared to $1.20 in Fiscal 2019. Adjusted fully diluted loss per common share, which is adjusted net loss on a fully-diluted weighted average shares outstanding basis, was $0.06 per share in Fiscal 2020 compared to $0.57 per share in Fiscal 2019.

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Liquidity and Capital Resources

As at January 30, 2021, we had $30.2 million of cash primarily held by major Canadian financial institutions. Working capital, adjusted for liabilities subject to compromise amounting to $100.6 million, was $62.7 million as at January 30, 2021, compared to $36.4 million as at February 1, 2020. In light of implementing the Restructuring Plan, the Company expects to use cash on hand to pay for professional fees and for the settlement of obligations, which is expected to be significant, upon acceptance, if any, of a plan of arrangement that will be presented to creditors.

Our primary source of liquidity is cash on hand as we have no access to any form of debt financing. Our primary cash needs are to finance working capital and capital expenditures in connection with enhancing the functions and features of our online store. Capital expenditures typically vary depending on the timing of infrastructure-related and technology investments. During Fiscal 2020, capital expenditures totaled $0.9 million. We devoted approximately 53% of our capital expenditures to make continued investments in our technology infrastructure. The remainder of the capital expenditures was used to enhance existing stores.

Our working capital requirements are for the purchase of inventory and payment of payroll and other operating costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We fund our capital expenditures and working capital requirements from a combination of cash on hand and cash provided by operating activities.

As at January 30, 2021, the Company has financial commitments in connection with the purchase of goods or services that are enforceable and legally binding on the Company, exclusive of additional amounts based on sales, taxes and other costs. Purchase obligations, net of $6.8 million of advances, amounting to $14.1 million (2019 - $11.5 million), are expected to be discharged within 12 months.

Status of CCAA Proceedings

On March 19, 2021, DAVIDsTEA announced that the Québec Superior Court extended the previously announced stay of all proceedings against the Company to June 4, 2021 under the Companies’ Creditors Arrangement Act (Canada).

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended		For the twelve months ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020

Sales	$40,189	$73,538	$121,686	$196,462
Cost of sales	24,544	34,457	71,953	87,886
Gross profit	15,645	39,081	49,733	108,576
SG&A expenses	10,581	45,050	46,464	135,306
Restructuring plan activities, net	32,310	—	56,327	—
Operating income (loss)	(27,246)	(5,969)	(53,058)	(26,730)
Finance costs	13	1,446	3,273	6,751
Finance income	(37)	(214)	(399)	(784)
Loss before income taxes	(27,222)	(7,201)	(55,932)	(32,697)
Recovery of income tax	-	(1,500)	—	(1,500)
Net loss	$(27,222)	$(5,701)	$(55,932)	$(31,197)

EBITDA[1]	$(25,918)	$(1,097)	$(45,564)	$(7,334)
Adjusted EBITDA[1]	5,384	9,971	9,650	11,359
Adjusted SG&A expenses [1]	11,631	34,346	48,397	117,526
Adjusted operating income (loss) [1]	4,014	4,813	1,337	(8,850)
Adjusted net income (loss) [1]	$4,039	$3,503	$(1,538)	$(14,917)

Basic and fully diluted loss per common share	$(1.00)	$(0.21)	$(2.14)	$(1.20)
Adjusted fully diluted income (loss) per common share[1]	$0.15	$0.13	$(0.06)	$(0.57)
Gross profit as a percentage of sales	38.9%	53.1%	40.9%	55.3%
SG&A as a percentage of sales	26.3%	61.3%	38.2%	68.9%
Adjusted SG&A as a percentage of sales[1]	28.9%	46.7%	39.8%	59.8%

Cash provided by (used in) operating activities	$8,626	$24,878	$(11,269)	$33,108
Cash used in financing activities	(182)	(5,859)	(6,003)	(23,192)
Cash (used in) provided by investing activities	(172)	(726)	1,132	(5,652)
Increase (decrease) in cash during the period	8,272	18,293	(16,140)	4,264
Cash, end of period	$30,197	$46,338	$30,197	$46,338

	January 30,	October 31,	August 1,	May 2,
As at	2021	2020	2020	2020
Cash	$30,197	$21,925	$34,285	$39,343
Accounts and other receivables	6,157	7,669	6,757	4,371
Prepaid expenses and deposits	14,470	13,400	8,476	4,928
Inventories	23,468	26,176	24,354	23,450
Trade and other payables	$4,152	$3,621	$6,460	$18,000
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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating income (loss), 3) Adjusted SG&A expenses, 4) Adjusted net income (loss), 5) Adjusted fully diluted income (loss) per common share and 6) Adjusted SG&A expenses as a percentage of sales. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-K for a reconciliation to IFRS financial measures.

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Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our Restructuring Plan, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 30, 2021, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, which could materially affect our business, financial condition or future results.

Conference Call Information

A conference call to discuss the fourth quarter Fiscal 2020 financial results is scheduled for May 3, 2021, at 8:30 am Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 2500 grocery stores and pharmacies, and 18 company-owned stores across Canada. We offer primarily proprietary tea blends that are exclusive to DAVIDsTEA, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea accessible to a wide audience. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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